Exhibit 99.1

FOR IMMEDIATE RELEASE	No. 05-21

For more information contact: G. Darcy Klug, Executive Vice President

Phone: (337) 896-6664

OMNI NAMES NEW DIRECTORS

Dennis R. Sciotto and Edward E. Colson III Added to Board

CARENCRO, LA – JUNE 13, 2005 – OMNI ENERGY SERVICES CORP. (NASDAQ NM: OMNI) announced today the appointment of Dennis R. Sciotto and Edward E. Colson III as members of its Board of Directors. Mr. Sciotto, age 52, and Mr. Colson, age 55, are the co-founders of FF Properties, a real estate holding company specializing in real estate management and development of commercial properties for fast food restaurants. Together they founded a chain of Mexican-food restaurants operating principally in the Northwestern United States. The appointments of Messrs. Sciotto and Colson were made pursuant to the terms of the Securities Purchase Agreement completed in connection with the recent issuance of the Company’s Series C 9% Convertible Preferred Stock.

Prior to FF Properties, Mr. Sciotto attended San Diego State University and was a restaurateur catering to military bases. He will serve on the Company’s Compensation and Corporate Governance Committees. Mr. Colson was the founder and past director of Pacific Mortgage Exchange, Inc. prior to his involvement with FF Properties and is a graduate of Long Beach State University. He will serve on the Company’s Audit Committee and Corporate Governance Committees.

Headquartered in Carencro, LA, OMNI Energy Services Corp. offers a broad range of integrated services to geophysical companies engaged in the acquisition of on-shore seismic data and through its aviation division, transportations services to oil and gas companies operating in the shallow, offshore waters of the Gulf of Mexico. The company provides its services through several business divisions: Seismic Drilling (including drilling, survey and permitting services), Aviation Transportation (including helicopter support) and Environmental Services. OMNI’s services play a significant role with geophysical companies who have operations in marsh, swamp, shallow water and the U.S. Gulf Coast also called transition zones and contiguous dry land areas also called highland zones.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks associated with OMNI’s dependence on activity in the oil and gas industry, labor shortages, international expansion, dependence on significant customers, seasonality and weather risks, competition, technological evolution, the outcome of pending litigation, the completion of the disposition of the Company’s aviation division, the completion of strategic transactions under consideration by OMNI and other risks detailed in the Company’s filings with the Securities and Exchange Commission. No assurance can be given that the financing discussed herein will be completed.